Exhibit 99

Abakan Acquires 100% Ownership of

MesoCoat

MIAMI, FL--(Marketwired - Jul 27, 2015) - Abakan Inc. (OTCQB: ABKI) ("Abakan"), an

emerging leader in the advanced coatings market, is pleased to announce that, following its long term strategy, Abakan has increased ownership in subsidiary, MesoCoat Inc. to 100%. In exchange for 20.5% of Abakan's minority ownership in Powdermet Inc. (from 24.1% to 3.6%),

Abakan has acquired from Powdermet: the remaining 11.9% of MesoCoat, along with land and equipment worth $550,000, the extinguishment of existing inter-company debt of $486,000, the return of 400,000 outstanding Abakan common shares to authorized capital and $1,000,000 in cash.

"Obtaining 100% ownership of MesoCoat along with owning the 5.7 acres of land where our clad pipe manufacturing facility sits and on which we plan to build a 160 ton/year PComP powder production facility were some of Abakan's goals for CY 2015. This transaction also transfers ownership of necessary PComP powder production equipment from Powdermet to

MesoCoat, in addition to 6 cash payments over 5 months totaling $1,000,000 which will be utilized in part to fund capital expenses for the PComP facility. PComP testing and recent sales have been very successful so we expect to meet the growing demand for this product with increased production capacity. When constructed, the new plant running at full capacity would be able to increase annual revenues by approximately $20,000,000," said Abakan CEO, Robert

Miller.

The decision to divest a significant portion of Abakan's ownership of Powdermet, was mutually agreed upon by the respective Boards of Abakan and Powdermet, and is the culmination of the staged acquisition of MesoCoat planned as part of Abakan's initial investment in 2009. The price per share of the latest conversion of Abakan's investment in MesoCoat is equal to the last price at which Abakan converted invested capital to equity in May 2014. Abakan originally purchased a

41% interest in Powdermet specifically because of the MesoCoat shares owned by Powdermet.

The 41% interest was purchased from Kennametal Inc., in March, 2011 for $1,700,000, of which

37.4% has now been returned to Powdermet in two separate transaction for an approximate value to Abakan of $10,000,000, based on the same value per share calculated in the valuation of

MesoCoat relied upon Abakan's May 31, 2014 year end audit, translating into an effective return on investment of around 500%.

About Abakan, Inc.

Abakan develops, manufactures and markets advanced nano-composite materials, and innovative fabricated metal products for applications in the oil and gas, petrochemical, mining, aerospace and defense, energy, infrastructure and processing industries. Abakan's technology portfolio currently includes high-speed, large-area metal cladding technology, and long-life nano-

composite anti-corrosion and wear coating materials. Abakan's products have demonstrated longer life, higher productivity and extremely high strength-to-weight ratios compared to competing technologies. The Abakan group of companies has been honored by The Wall Street

Journal as the #1 Manufacturing Innovation across the globe; by Pipeline Industries Guild as the

Exhibit 99

Top Subsea Pipeline Technology; by Forbes as the #1 Most Promising Material Science

Company in the United States; by American Metals Market with the Steel Excellence Award; by

Inc. 500 as one of the Fastest Growing Manufacturing Company in the U.S.; and has received numerous other trade, industry and technology awards including five R&D 100 Awards and a

Technology Innovation Award from the National Institute of Standards and Technology. Over

$50 million has been invested in product development and testing by federal agencies, national labs and our companies in order to deliver products that offer improved performance over the current state of art. Abakan has introduced its PComP™ W for metal asset protection and life extension to the oil and gas and mining industries, and is currently focused on the scale-up and commercialization of its highly disruptive metal cladding products for the oil and gas, oil sands,

and mining industries. Abakan currently operates from multiple locations in United States, and in

Canada.

Forward-Looking Statements

A number of statements contained in this press release are forward-looking statements. These forward looking statements involve a number of risks and uncertainties including technological obsolescence, market acceptance of future products, competitive market conditions, and the sufficiency of capital resources. The actual results Abakan may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Abakan encourages the public to read the information provided here in conjunction with its most recent filings on Form

10-K, Form 10-Q and 8-K. Abakan's public filings may be viewed at www.sec.gov.

Abakan Inc. is on Facebook

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Contact Information

Contact

Abakan, Inc.

Robert Miller

Chief Executive Officer

Phone: 786-206-5368

Email: robert.miller@abakaninc.com

www.abakaninc.com

Investor Relations

Surety Financial Group, LLC

Phone: 410-833-0078

Email: info@suretyfingroup.com

www.suretyfingroup.com

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